EXHIBIT 99.9

FORM OF CONSENT OF DIRECTOR NOMINEES

Consent of John R. Farris

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to be named in the Registration Statement on Form S-1 of BioFuel Energy Corp., a Delaware corporation (the “Company”), and any amendments or supplements thereto, including the prospectus contained therein, as an individual who has agreed to serve as a director of the Company, to all references to the undersigned in connection therewith, and to the filing or attachment of this consent as an exhibit to such Registration Statement and any amendment or supplement thereto.

Dated: August 12, 2014

/s/ John R. Farris
John R. Farris